Worksport

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "**Agreement**") is entered into as of January 1, 2026, by and between Jennifer Kartychak ("**Executive**"), an individual, and Worksport USA Operations Corporation, a Colorado corporation ("**Worksport**").

WHEREAS, Worksport desires to employ Executive on a full-time basis and Executive desires to be so employed, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Worksport and Executive recognize that while employment is at-will and may be terminated by either party as set forth herein, it is a shared intent for both parties to enter into this Agreement with a good faith expectation of a productive, collaborative, and long-term employment relationship.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Worksport and Executive agree as follows:

1. **Employment; Duties and Responsibilities**. Worksport will employ Executive as its Vice President (VP) of Finance, reporting to Worksport's Chief Executive Officer ("CEO"), and Executive accepts employment to serve in such capacity, all upon the terms and conditions set forth in this Agreement. Executive shall have such duties and responsibilities as are consistent with Executive's position as VP of Finance of Worksport, subject to the specific direction of Worksport's Board of Directors ("Board"). Executive shall also have such other duties, powers, and authority as are commensurate with her position as VP of Finance and such other duties and responsibilities that are commensurate with her position as specifically delegated to her from time to time by the CEO and/or the Board. It is anticipated that upon successful performance of her duties for the first four (4) months as VP of Finance, Executive shall be promoted to Chief Finance Officer ("CFO") of Worksport. Worksport reserves the right, in its sole discretion, to change or modify Executive's position, title and duties during the term of this Agreement, subject to Section 8(g)(2)(i), provided that any such changes to Executive's reporting line or duties will be communicated to Executive in writing with at least 30 days' notice. Executive shall at all times comply with all applicable federal, state, and local laws and regulations, including but not limited to those of the SEC, NASDAQ, FTC, CPSC, OSHA, and any other regulatory authorities relevant to Worksport's business as a publicly traded company and manufacturer in the automotive and energy sectors.

2. **Term**. Executive will commence her employment as VP of Finance of Worksport under the terms of this Agreement starting on January 1, 2026 ("**Commencement Date**"). Executive will be employed under this Agreement on an at-will basis, until Executive's employment is terminated pursuant to Section 8 herein.

3. **Compliance with Worksport Policies**. Executive shall be subject to the bylaws, policies, practices, procedures and rules of Worksport, including those policies and procedures set forth in Worksport's Code of Conduct and Ethics. Executive's violation of the terms of such documents shall be considered a breach of the terms of this Agreement and may result in immediate termination of employment without further obligation by Worksport.

4. **Location**. The duties to be performed by Executive hereunder shall be performed remotely at Executive's place of residence during hours consistent with the Eastern Time Zone. Relocation shall not be required and continued employment with Worksport shall not be contingent on relocation.

5. **Base Salary**. Worksport will pay Executive a base salary ("**Base Salary**") at the annual rate of $220,000 per year. The Base Salary will be payable in accordance with the payroll practices of Worksport, which is currently bi-weekly. Executive's Base Salary will be reviewed at least annually in accordance with

Worksport's executive compensation review policies and practices. The Compensation Committee of the Board may increase or decrease the Base Salary, in its sole discretion, taking into account Worksport and individual performance objectives.

6. **Incentive Compensation**.

(a) **Bonus.** Executive shall be eligible for an annual cash bonus with a target payout of $75,000, structured in tranches and payable upon achievement of specific corporate milestones and individual key performance indicators (KPIs), which are listed in Exhibit A and will be measured objectively ("Bonus").

(b) **Equity Incentive**. Executive will be awarded with 100,000 options to purchase shares of Worksport Ltd. common stock (NASDAQ: WKSP) ("Option Grant"). The options under the Option Grant shall vest, contingent upon continued employment and achievement of time- and performance-based objectives, which are listed in Exhibit B and will be measured objectively. The exercise price will be set as the fair market value of Worksport's common stock on the date of grant. The Option Grant shall be subject to the Award Agreement and 2022 Equity Incentive Plan enclosed herewith, and shall be administered in compliance with all applicable SEC, NASDAQ, and public company requirements, including any applicable clawback policies.

7. **Executive Benefits**.

(a) **Fringe Benefits; Vacation**. Worksport will provide Executive with such fringe benefits and other executive benefits on the same terms and conditions as generally applicable to senior management from time to time (*e.g.*, health and long-term disability insurance, etc.); provided, however, that nothing herein shall preclude Worksport from amending or terminating any employee or general executive benefit plans or programs in a manner generally applicable to all of Worksport's senior executives. Executive is entitled to four weeks' paid vacation during each calendar year, with the scheduling of such vacation to be determined in accordance with Worksport's vacation policies as in effect from time to time. Any unused vacation time will be carried over to the next calendar year; however, the total amount of vacation that may be taken in any given year shall not exceed the Executive's annual vacation allotment. Notwithstanding anything to the contrary in this Agreement or any other agreement between Worksport and Executive, any incentive-based or other compensation paid or payable to Executive by Worksport that is subject to recovery or forfeiture, as applicable, under any law, government regulation, stock exchange listing requirement, or any clawback policy adopted by Worksport, as in effect from time to time, will be subject to any deduction, forfeiture, and/or recoupment as may be permitted or required under such law, regulation, requirement, or policy and as determined by Worksport in its reasonable sole discretion. Executive agrees to promptly repay upon notice from Worksport any amount that has been paid to Executive prior to becoming subject to recoupment thereunder.

(b) **Reimbursement of Expenses**. Executive shall be entitled to reimbursement for reasonable preapproved business expenses incurred in the performance of her duties hereunder and in accordance with Worksport's expense reimbursement policies as they exist from time to time or as otherwise approved by the Board.

8. **Termination**. Executive's employment under this Agreement shall terminate:

(a) **Resignation by Executive without Good Reason**. Upon the date that is 90 days after Executive gives written notice to Worksport stating that Executive is resigning from her employment with Worksport for any reason other than "**Good Reason**" (as defined below) unless such notice period is waived by Worksport in whole or in part (in which case such termination shall be effective as of the date of such waiver);

(b) **Resignation by Executive with Good Reason**. Upon the effective date (if any) of Executive's resignation for Good Reason as determined pursuant to Section 8(g)(2);

(c) **Termination by Worksport for Cause**. Immediately upon written notice by Worksport to Executive for "**Cause**" (as defined below);

(d) **Termination by Worksport without Cause**. Upon the date that is 60 days after Worksport gives written notice to Executive stating that Executive's employment is being terminated without Cause;

(e) **Death**. Immediately upon the death of Executive; or

(f) **Disability**. Upon the date that is 30 days after Worksport gives written notice to Executive stating that Executive's employment is being terminated on account of Executive's "**Disability**" (as defined below).

(g) **Definitions**. For purposes of this Agreement:

(1) "**Cause**" will exist if Worksport determines that Executive (i) willfully or through material negligence or dereliction acted or failed to act in a manner that materially damages Worksport, any Affiliate, its stockholders or Worksport's or any Affiliate's financial condition or reputation or involves fraud, or otherwise a breach of her fiduciary duties to Worksport; (ii) materially violated Worksport's published policies or codes, including but not limited to Worksport's ethics policies and codes as in effect from time to time if such violation has not been cured within 15 days after notice by Worksport reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if Executive had knowledge of the policy or code at the time of the violation and the violation is not reasonably curable as determined by the Board; (iii) impeded, interfered, or failed to reasonably cooperate with an investigation authorized by the Board; (iv) misrepresented or concealed a material fact for purposes of securing employment with Worksport or this Agreement; (v) abused alcohol and/or drugs in a manner that materially impacts her ability to successfully perform her duties under this Agreement; (vi) committed any crime constituting a felony, any crime involving moral turpitude (whether or not a felony), or any other criminal act involving embezzlement, misappropriation of money, fraud, theft, or bribery (whether or not a felony); (vii) refused or failed to carry out a lawful and proper directive of Worksport or any member of the Board or any of their respective designees, which directive is consistent with the scope and nature of Executive's responsibilities; or (viii) willfully failed to perform duties or obligations under this Agreement or otherwise breached Executive's duties or obligations under this Agreement, if such failure or breach has not been cured within 15 days after notice by Worksport reasonably identifying such failure or breach; provided that no notice and cure opportunity need be provided if the failure or breach relates to any matter included in subparts (i), (iii), (iv) or (v) of this Section or is otherwise not reasonably curable as determined by the Board. Notwithstanding anything in this Section to the contrary, the failure of Worksport or any Affiliate to achieve budgeted or projected financial or similar performance objectives shall not, in and of itself, be considered a breach of any obligation under this Agreement or to otherwise constitute "Cause" as defined herein.

(2) "**Good Reason**" means (i) any material diminution of Executive's position, title, authority and duties under this Agreement; (ii) Executive is required to relocate to an employment location that is more than 50 miles from Executive's current employment location; (iii) Executive's Base Salary rate is reduced to a level that is less than the rate paid to Executive during the immediately prior calendar year, unless Executive has agreed to said reduction or

unless Worksport makes an across-the-board reduction that applies to all executives; or (iv) Worksport materially breaches any of its obligations under this Agreement. Notwithstanding the above provisions, a condition shall not be considered "Good Reason" unless (i) Executive gives Worksport written notice of such condition within 30 days after the material facts regarding such condition become known to Executive; (ii) Worksport fails to cure such condition within 20 days after receiving Executive's written notice; and (iii) Executive terminates her employment within 20 days after the expiration of Worksport's cure period.

(3) "**Disability**" shall be deemed to exist if Executive is unable, despite reasonable accommodation, to perform the essential functions of her current position due to physical or mental illness, injury or other medical condition for a period of not less than three (3) full months in any 12-month period, or such time period that is permissible under the FMLA and ADA.

(4) "**Separation from Service**" means, either (a) termination of Executive's employment with Worksport and all Affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Worksport and all Affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Worksport in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a "Separation from Service," Executive's employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed three months, or if longer, so long as Executive's right to reemployment with Worksport or an Affiliate is provided either by statute or contract). If Executive's period of leave exceeds three months and Executive's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such three-month period.

Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with Worksport policy and New York law.

(h) **Leave of Absence**. At Worksport's sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time (not to exceed 30 days unless otherwise reasonably required to resolve matters under investigation) should the Board believe it necessary for any reason, including, but not limited to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any internal or other investigation or any criminal charges. During this leave, Worksport may bar Executive's access to Worksport's or any Affiliate's offices or facilities or may provide Executive with access subject to terms and conditions as Worksport chooses to impose. Worksport's decision to place Executive on a paid leave of absence shall not constitute grounds for Executive to terminate her employment for Good Reason pursuant to Section 8(b) and receive any severance pursuant to Section 9(c).

(i) **Disputes**. Any dispute as to materiality under this Section shall be resolved in accordance with the terms of Section 18.

9. **Compensation in the Event of Termination; Other Obligations**.

(a) **For Cause or Resignation without Good Reason**. If Executive's employment terminates under Section 8(a) or 8(c), Executive shall receive (i) payment of any earned but unpaid Base Salary earned

up to and including the date of termination; and (ii) reimbursement of any unreimbursed business expenses incurred up to and including the date of termination (together, the "**Accrued Obligations**").

(b) **Death or Disability**. If Executive's employment terminates under Section 8(e) or 8(f), Executive, or Executive's estate, if applicable, shall receive the Accrued Obligations, an accelerated payment of earned but unpaid Cash Bonus under Exhibit A, any vested Equity under Exhibit B, and any vested benefits that Executive, or Executive's estate, may be entitled to receive under any Worksport disability or insurance plan or other applicable employee benefit plan.

(c) **Without Cause or for Good Reason; Change of Control**. If Executive's employment terminates under Section 8(b) or 8(d), Executive shall receive (subject to all of the terms and conditions of this Agreement, including without limitation Section 9(d) and Section 19): (i) the Accrued Obligations; (ii) the continuation of Executive's then Base Salary for six (6) months, less lawfully required withholdings, paid in accordance with Worksport's generally-applicable payroll practices; (iii) payment of any accrued, earned Bonus, less lawfully required withholdings, paid in accordance with Worksport's generally-applicable payroll practices; and (iv) a portion of Executive's COBRA coverage premiums for 3 months (or such shorter time if such coverage terminates under Section 4980B of the Internal Revenue Code), provided that Executive shall continue to pay the same amount toward the cost of such premiums as paid immediately prior to the last day of Executive's active employment and shall comply with applicable election and eligibility requirements. In addition, if Executive's employment terminates under Section 8(d) or if Worksport undergoes a "Change of Control" (as defined in Worksport's 2022 Equity Incentive Plan) that materially alters Executive's scope of employment under Section 8(g)(2)(i), Executive shall receive an accelerated payment of earned but unpaid Cash Bonus under Exhibit A and any vested Equity under Exhibit B.

(d) **Release Agreement**. Notwithstanding anything to the contrary herein, no payment shall be made or benefit furnished under Section 9(c) unless Executive executes (and does not revoke) a legal release ("**Release Agreement**"), in the form and substance reasonably requested by Worksport, in which Executive releases Worksport, Affiliates, directors, officers, employees, agents and others affiliated with Worksport from any and all claims arising through the date of the Release Agreement, including claims relating to Executive's employment with Worksport and the termination of Executive's employment. The Release Agreement must be executed and returned to Worksport within the 21- or 45-day (as applicable) period described in the Release Agreement, and it must not be revoked by Executive within the seven-day revocation period described in the Release Agreement. In the event that Executive fails to timely execute and deliver such a release, Worksport shall have no obligation to make severance payments under this Agreement. If Executive violates any provision of this Agreement, any obligation of Worksport to pay severance or other post-termination benefits shall be terminated and of no further force or effect, and Executive shall promptly repay to Worksport any severance or other post-termination benefits previously made to Executive, in each case, without limiting or affecting Executive's obligations under this Agreement or Worksport's other rights and remedies available at law or equity.

(e) **Unused Vacation Time**. Unused vacation time will not be paid out to Executive upon termination of employment for any reason. Executive expressly acknowledges and agrees that any accrued but unused vacation time is forfeited and not subject to payout at the end of employment, except to the extent required by applicable law.

(f) **Compliance with Code Section 409A**. Any payment under this Section 9 shall be subject to the provisions of this Section 9(f) (except for a payment pursuant to death under Section 9(b)). If Executive is a "Specified Employee" of Worksport for purposes of Code Section 409A at the time of a payment event set forth in Sections 8(b), (d) or (f) and if no exception from Code Section 409A applies in whole or in part,

then the severance or other payments pursuant to this Section 9 (or the portion of such payments with respect to which no exemption from Code Section 409A applies) shall be made to Executive by Worksport on the first day of the seventh month following the date of Executive's Separation from Service (the "409A Payment Date"), should this Section 9(f) result in a delay of payments to Executive, Worksport shall begin to make such payments as described in this Section 9, provided that any amounts that would have been payable earlier but for the application of this Section 9, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by Worksport's primary bank from time to time as its prime rate from the date that payments to you should have been made under this Agreement. The balance of such severance payments shall be payable in accordance with regular payroll timing in effect on the date of Executive's Separation from Service and the COBRA premiums shall be paid monthly. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(a)(2)(B)(i), or any successor provision and the treasury regulations and rulings issued hereunder.

(g) **Return of Worksport Property**. Upon termination of Executive's employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of Worksport and any affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. In its sole discretion, Worksport may direct Executive, and Executive agrees to comply with any such direction, to delete or destroy any and all copies of such documents and materials that are not or cannot be returned to Worksport that remain in Executive's possession or control.

(h) **Post-Termination Cooperation**. Executive agrees and covenants that, following the Term, she shall, to the extent requested by Worksport, cooperate in good faith with Worksport to assist Worksport in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against Worksport as to which Executive, by virtue of her employment with Worksport or any other position that Executive holds that is affiliated with or was held at the request of Worksport, has relevant knowledge or information, including by acting as Worksport's representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. Worksport shall compensate Executive for reasonable time incurred for such cooperative efforts in accordance with Section 12, and shall reimburse Executive for her reasonable, pre-approved, and documented out-of-pocket expenses incurred in compliance with this Section.

(i) **Post-Termination Non-Assistance**. Executive agrees and covenants that, following the Term, she shall not voluntarily assist, support, or cooperate with, directly or indirectly, any person or entity alleging or pursuing or defending against any claim, administrative charge, or cause or action against or by Worksport, including by providing testimony or other information or documents, except under compulsion of law. Should Executive be compelled to testify, nothing in this Agreement is intended or shall prohibit Executive from providing complete and truthful testimony. Nothing in this Agreement shall in any way prevent Executive from cooperating with any investigation by any federal, state, or local governmental agency. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from reporting possible violations of law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, including the Defend Trade Secrets Act of 2016. Pursuant to 18 U.S.C. §1833(b), Executive is notified that an individual shall not be criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10. **Confidentiality; Non-Disclosure; Ownership of Work**.

(a) **Confidentiality; Non-Disclosure**. During the course of Executive's employment, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the "**Confidential and Proprietary Information**"). Due to Executive's senior position with Worksport and its Affiliates, Executive acknowledges that Executive regularly receives Confidential and Proprietary Information with respect to Worksport and/or its Affiliates; for the avoidance of doubt, all such information is expressly included in the defined term "Confidential and Proprietary Information." In the event Executive's employment is terminated by either party for any reason, Executive promises that Executive will not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form), nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes known to the general public through no violation of this Agreement, (ii) is lawfully received by Executive from any third party without restriction on disclosure or use, (iii) is required to be disclosed by law or court order, or (iv) is expressly approved in writing by Worksport for release or other use by Executive. The provisions of this paragraph shall survive the termination of this Agreement.

(b) **Ownership of Work, Materials and Documents**. All records, reports, notes, compilations, software, programs, designs and/or other recorded or created matters, copies thereof or reproductions, in whatever media form and whether stored on devices owned by Worksport or owned by Executive, relating to Worksport's and its Affiliates' trade secrets, operations, activities, or business, made or received by Executive during any past, present or future employment with Worksport and its Affiliates are and shall be works made for hire and are or shall become the exclusive property of Worksport. Any and all intellectual property developed by Executive in the course of her employment with Worksport shall be and is hereby assigned to Worksport as exclusive property of Worksport. Notwithstanding the foregoing, Executive understands that, in accordance with, and to the extent required by, applicable state law (including but not limited to California Labor Code Section 2870, Illinois 765 ILCS 1060/2(3), Washington RCW § 49.44.140(3), Minnesota Stat. § 181.78, and Kansas K.S.A. § 44-130(c)), the assignment provisions of this Section do not apply to inventions that Executive developed entirely on her own time without using Worksport's equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to Worksport's business, or actual or demonstrably anticipated research or development of Worksport; or (ii) result from any work performed by Executive for Worksport. Immediately upon Worksport's request at any time during or following the term of this Agreement, Executive shall return to Worksport any and all Confidential and Proprietary Information and any other property of Worksport or any Affiliate then within Executive's possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, shall be a breach of this Agreement. The provisions of this paragraph shall survive the termination of this Agreement.

(c) **Pre-Existing and Third Party Materials**. Executive will not, in the course of employment with Worksport, incorporate into or in any way use in creating any work product, any pre-existing invention, improvement, development, concept, discovery, works, or other proprietary right or information owned by

Executive or in which Executive has an interest without Worksport's prior written permission. Executive hereby grants Worksport a nonexclusive, royalty-free, fully-paid, perpetual, irrevocable, sublicensable, worldwide license to make, have made, modify, use, sell, copy, and distribute, and to use or exploit in any way and in any medium, whether or not now known or existing, such item as part of or in connection with such work product. Executive will not incorporate any invention, improvement, development, concept, discovery, intellectual property, or other proprietary information owned by any party other than Executive into any work product without Worksport's prior written permission.

(d) **Attorney-in-Fact**. Executive hereby irrevocably designates and appoints Worksport and its duly authorized officers and agents as Executive's agent and attorney-in-fact, to act for and on Executive's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright, trademark, and mask work registrations with the same legal force and effect as if executed by Executive, if Worksport is unable—because of Executive's unavailability, dissolution, mental or physical incapacity, or for any other reason—to secure Executive's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright or trademark registrations covering the work product owned by Worksport pursuant to this Section.

11. **Restrictive Covenants**.

(a) **Interests to be Protected**. The parties acknowledge that during the term of Executive's employment, Executive will perform essential services for Worksport and its Affiliates, employees and shareholders, and for municipalities and other persons or entities with which Worksport or one or more of its Affiliates contracts or to or through which Worksport or one or more of its Affiliates provides goods or services (collectively, "Clients") of Worksport. For purposes of this Section 11, reference to Worksport shall include reference to Worksport and its Affiliates. Therefore, Executive will be given an opportunity to meet, work with and develop close working relationships with Worksport's clients on a first-hand basis, and Executive will gain valuable insight as to the clients' operations, personnel and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of the Confidential and Proprietary Information. The parties also expressly recognize and acknowledge that the personnel of Worksport have been trained by, and are valuable to Worksport, and that if Worksport must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Worksport in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Worksport's business. The parties acknowledge that these covenants set forth throughout this Section 11 have an extended duration; however, they agree that these covenants are reasonable and necessary for the protection of the legitimate business interests of Worksport. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if Executive's employment with Worksport should terminate (including opportunities in industries or lines of business in which Worksport does not participate), the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the "**Restrictive Covenants**") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

(b) **Devotion to Employment**. Executive shall devote substantially all Executive's business time and efforts to the performance of Executive's duties on behalf of Worksport. During Executive's term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Worksport, engage in any outside employment, or in any activity competitive with or adverse to Worksport's business, practice or affairs, whether alone or as

partner, manager, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with Worksport and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the Board. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Worksport activities shall be conducted in compliance with Worksport's corporate governance policies and other policies and procedures as in effect from time to time.

(c) **Non-Solicitation of Clients**. During the term of Executive's employment with Worksport and for a period, after Executive's termination of employment with Worksport, equal to two years (the "**Restrictive Period**"), regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, accept or solicit Client(s) or prospective Clients of Worksport with whom (i) Executive worked as an employee of Worksport at any time prior to termination, or at the time of termination; or (ii) about whom Executive possessed or had access to Confidential and Proprietary Information at any time prior to termination, or at the time of termination, for the purpose of soliciting, providing or selling such Client(s) or prospective Client(s) services that are the same, similar, or related to the services that Worksport provides, or has prepared or offered to provide, to such Client(s) or prospective Client(s).

(d) **Non-Solicitation of Employees**. During the term of Executive's employment with Worksport and for the Restrictive Period, regardless of who initiates the termination and for any reason, Executive shall not knowingly, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, seek to hire any Worksport employees for the purpose of having such employee engage in services that are the same, similar or related to the services that such employee provided for Worksport. For the purposes of this Section 11(d), "Worksport employee" shall mean any individual who (i) is employed by or who works as a contractor for Worksport at any time during the 12-month period preceding the termination of this Agreement, or (ii) is employed by or who works as a contractor for Worksport at any time during the Restrictive Period.

(e) **Competing Business**. During the term of this Agreement and for the Restrictive Period, to the extent permitted by law for senior executives with preexisting agreements, Executive shall not, directly or indirectly, for Executive, or on behalf of, or in conjunction with, any other person(s), company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Worksport, which would be in competition with any Worksport line of business of Worksport, in any geographical service area where Worksport is engaged in business, or was considering engaging in business at any time prior to the termination or at the time of the termination of this Agreement. Without limiting the foregoing or any other aspect of this Restrictive Covenant, Executive further specifically acknowledges and agrees that the limitations set forth in this Section 11(e) expressly preclude competitive activity of any nature in any geographical service area by Executive for or on behalf of Worksport or any of Worksport's Affiliates, successors or assigns. If the geographical service areas described above in this Section 11(e) should be found by a court to be unreasonable in scope, then the geographical service areas applicable herein shall be the geographical service areas in which Executive performed Executive's duties pursuant to this Agreement. For the purposes of this provision, the term "competition" shall mean directly or indirectly engaging in, marketing, selling, having a substantial interest in a business or operation which is, or will be, providing the same or similar products or services as those provided by Worksport.

(f) **Extension of Period**. Executive agrees that the Restrictive Period referred to in Sections 11(c), (d) and (e) shall be extended for a period of time equal to the duration of any breach thereof by Executive.

(g) **Judicial Amendment**. If the scope of any provision of Sections 10 or 11 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Sections 10 or 11 of this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

(h) **Injunctive Relief, Damages and Forfeiture**. Due to the nature of Executive's position with Worksport, and with full realization that a violation of Sections 10, 11, and/or 12 will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Worksport's interests, Executive understands and agrees that in addition to instituting arbitration proceedings to recover damages resulting from a breach of this Agreement, Worksport may seek to enforce this Agreement with a court action for injunctive relief in any state or federal court of competent jurisdiction in Erie County, New York, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive (without posting a bond or other security). In any action brought pursuant to this Section 11(h), the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.

(i) **Survival**. The provisions of this Section 11 shall survive the termination of this Agreement.

12. **Cooperation; No Disparagement**. During the Restrictive Period, Executive agrees to provide reasonable assistance to Worksport (including assistance with litigation matters), upon Worksport's request, concerning Executive's previous employment responsibilities and functions with Worksport. Additionally, at all times after Executive's employment with Worksport has terminated, Executive agrees to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding Worksport, its employees or its services. In consideration for such cooperation, but only if Executive is not receiving severance pursuant to Section 9, Worksport shall compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive's Base Salary during the year preceding the date of termination) and, whether or not Executive is receiving severance, Worksport shall reimburse Executive for her reasonable out-of-pocket expenses incurred in connection with such cooperative efforts.

13. **Severability**. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

14. **Assignment by Worksport**. Nothing in this Agreement shall preclude Worksport from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon such consolidation, merger or transfer of assets and assumption, the term "Worksport" as used herein shall mean such other corporation or entity, as appropriate, and this Agreement shall continue in full force and effect.

15. **Entire Agreement**. This Agreement and any addenda, exhibits, appendices, or other agreements concerning equity compensation or other benefits, embody the complete agreement of the parties hereto

with respect to the subject matter hereof and supersede any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter hereof, including but not limited to the Term Sheet signed by Executive. This Agreement may be amended only in writing executed by Worksport and Executive.

16. **Governing Law; Exclusive Venue**. The laws of the State of New York shall govern the interpretation and application of all of the provisions of this Agreement, except to the extent preempted by federal law. The parties expressly agree to submit to the exclusive jurisdiction and exclusive venue of the courts in Erie County, New York in connection with any litigation which may be brought with respect to a dispute between the parties, regardless of where Executive resides or where the services required by this Agreement are performed. Executive irrevocably waives Executive's right, if any, to have any disputes between Executive and Worksport decided in any jurisdiction or venue other than a court in the State of New York.

17. **Notice**. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given only upon actual receipt by the intended recipient, whether delivered personally, by overnight courier service, or by certified mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:

if to Worksport	Worksport USA Operations Corporation 2500 N. America Dr. West Seneca, NY 14224 Attn: Steven Rossi, CEO
if to Executive:	Jennifer Kartychak 41 McKinley Avenue Kenmore, NY 14217

18. **Dispute Resolution**. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys fees, between the parties hereto arising directly or indirectly out of or connected with this Agreement and/or the parties' employment relationship, unless mutually settled by the parties hereto, shall be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "**AAA**"). The parties agree that before proceeding to arbitration that they will mediate their disputes before a mutually selected mediator. If the parties are unable to mutually select a mediator, then the parties shall jointly request that the AAA appoint a mediator. Any arbitration shall be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator, the parties shall jointly request that the AAA appoint an arbitrator. All such disputes, controversies or claims shall be conducted by a single arbitrator, unless the parties mutually agree that the arbitration shall be conducted by a panel of three arbitrators. The resolution of the dispute by the arbitrator(s) shall be final, binding, nonappealable, and fully enforceable by a court of competent jurisdiction under the Federal Arbitration Act. The arbitrator(s) may award damages to the prevailing party. The arbitration award shall be in writing and shall include a statement of the reasons for the award. The arbitration shall be held in the Buffalo, NY metropolitan area or the principal place of business of Worksport. Worksport shall initially pay all AAA, mediation, and arbitrator's fees and costs. The arbitrator(s) may award reasonable attorneys' fees and/or costs to the

prevailing party. Notwithstanding the foregoing, either party may seek injunctive or other equitable relief in a court of competent jurisdiction to enforce the restrictive covenants or to protect confidential information or intellectual property.

19. **Non-Waiver; Construction; Counterparts**. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement shall be construed fairly as to both parties and not in favor of or against either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

20. **Successors and Assigns**. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing herein shall be construed to provide any right to any other entity or individual.

21. **Executive Representations**. Executive hereby represents that she is not subject to any contract or other restriction that would prevent, or in any way interfere with, her accepting employment with Worksport and performing any or all of Executive's duties contemplated pursuant to this Agreement. Executive further acknowledges that Worksport has directed her to not misappropriate any confidential information or trade secrets from any prior employer or third party for use in the performance of her duties with Worksport. Executive represents and warrants to Worksport that she may enter into and fully perform all of her obligations under this Agreement and as an employee of Worksport without breaching, violating, or conflicting with (i) any judgment, order, writ, decree, or injunction of any court, arbitrator, government agency, or other tribunal that applies to Executive or (ii) any agreement, contract, obligation, or understanding to which Executive is a party or may be bound.

22. **Headings**. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23. **Construction**. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

COMPANY:		**EXECUTIVE:**	
By:	Steven Rossi (Jan 9, 2026 10:37:43 EST)	By:	Jennifer Kartychak (Jan 9, 2026 11:06:51 EST)
Name:	__Steven Rossi__________________	Name:	__Jennifer Kartychak______________
Title:	__President, CEO_________________	Title:	__Individual____________________
Date:	2026-01-09	Date:	2026-01-09

Worksport

EXHIBIT A

Cash Bonus – Milestones and KPIs

Short-term incentives: Milestones

$9k: Board approval and timely submission of 2026 Q1 Form 10-Q with no material misstatements identified by external auditors.

$9k: Board approval and timely submission of 2026 Q2 Form 10-Q with no material misstatements identified by external auditors.

$9k: Board approval and timely submission of 2026 Q3 Form 10-Q with no material misstatements identified by external auditors.

$7k: Distribution of monthly consolidation reports (balance sheet, income statement, operating cash flows) to executive management within 20 days following calendar month-end close for two consecutive months.

$6k: Optimization of NetSuite by collapsing historical transactional data into current chart of accounts.

$5k: Development and recommendation of a staged internal control framework (Sarbanes-Oxley compliant) to the Board

Short-term incentives: KPIs

$15k: Achieve annualized net SG&A savings and/or gross margin improvements equal to at least $1M in run-rate benefit, optionally prorated. Improvements may include vendor negotiations, freight optimization, and overhead analysis. Improvements exclude involuntary reduction in force.

$15k: Demonstrated progress in reducing cash flow breakeven from $40M to $38M, optionally prorated. Progress may be demonstrated through gross margin improvement, SG&A efficiencies and working capital optimization).

Worksport

EXHIBIT B

Equity Vesting Schedule – Time Based and Performance Based

Long-term incentives: Time Based

25k options: Vests on 1st anniversary of grant date

25k options: Vests on 2nd anniversary of grant date

25k options: Vests on 3rd anniversary of grant date

Long-term incentives: Performance Based

12.5k options: Vest upon Board approval of 3-year financial roadmap that outlines path to positivity at $38M net sales and scenarios that shift breakeven to $33M.

12.5k options: Vest upon WKSP is at cash-flow breakeven as measured by cash flows from operations on a year-to-date basis.